Exhibit 21.1

SentinelOne, Inc. Global Subsidiaries Chart
As of January 31, 2026

Company Name	Country
SentinelOne Ventures LLC	Delaware
Sentinel Labs Israel Ltd	Israel
Scalyr, LLC (fka Scalyr, Inc.)	Delaware
Attivo Networks, LLC (fka Attivo Networks, Inc.)	Delaware
SentinelOne Federal, Inc.	Delaware
Sentinel Labs Limited	UK
EPP Sentinel Research Labs France SAS	France
SentinelOne Holding B.V.	Netherlands
SentinelOne B.V.	Netherlands
SentinelOne CZ s.r.o	Czech Republic
SentinelOne Denmark ApS	Denmark
SentinelOne Italy Srl	Italy
SentinelOne Cybersecurity Ireland Limited	Ireland
SentinelOne CyberSecurity Spain, S.L.	Spain
SentinelOne GmbH	Germany
SentinelOne Poland Sp Z o.o.	Poland
SentinelOne Japan KK	Japan
Sentinel Labs Pte Limited	Singapore
SentinelOne Korea, LLC	Korea
Sentinel Labs Australia Pty Ltd	Australia
SentinelOne Costa Rica, S.R.L.	Costa Rica
SentinelOne India Private Limited (Dormant)	India
SentinelOne Cybersecurity India Private Limited	India
PingSafe India Private Limited.	India
SentinelOne Arabia Limited	Saudi Arabia
SentinelOne Regional Headquarters Company (Saudi Arabia)	Saudi Arabia
Observo, LLC (fka Observo, Inc.)	Delaware
Prompt Security, Inc.	Delaware
Prompt Security Ltd	Israel

Each entity set forth on this chart is a wholly-owned subsidiary of its parent company and the voting rights in each such subsidiary is equivalent to the ownership percentage in such entity.